Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following description sets forth certain material terms and provisions of the securities of Molecular Partners AG (“Molecular Partners,” the “Company,” “we,” “us,” and “our”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description also summarizes relevant provisions of the laws of Switzerland. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the laws of Switzerland and our articles of association, a copy of which is filed as an exhibit to the Annual Report on 20-F of which this Exhibit is a part. We encourage you to read our articles of association and the applicable provisions of the laws of Switzerland for additional information.
General
Our securities include (a) our ordinary shares, CHF 0.10 nominal value per share, and (b) our American Depositary Shares (the “ADSs”), each representing one ordinary share, CHF 0.10 nominal value per share. Our ordinary shares are registered under the Exchange Act not for trading, but only in connection with the listing of the ADSs on The Nasdaq Global Select Market.
Our ADSs are listed on The Nasdaq Global Select Market under the trading symbol “MOLN.”
The following is a description of the rights of (i) the holders of ordinary shares and (ii) ADS holders. Ordinary shares underlying the outstanding ADSs are held by Citibank N.A., as depositary.
Swiss Corporate Law Reform
    On January 1, 2023, the new Swiss corporate law came into effect. Most relevantly, this legislative reform addressed, among other topics, (i) the modernization and increased flexibility for a stock corporation's capital base, (ii) the strengthening of shareholder rights and the protection of minorities, (iii) certain changes to financial distress/ restructuring measures, (iv) corporate governance and executive compensation matters (amongst others, the incorporation of the ordinance against excessive compensation in listed stock corporations (OaEC) into the Swiss Code of Obligations ("CO"), and (v) certain socio-political topics (e.g., gender representation and disclosure requirements for companies active in the raw materials sector).
ORDINARY SHARES
The following is a summary of the rights of our holders of our ordinary shares as specified in our articles of association.
Type and Class of Securities
Each ordinary share has a nominal value of CHF 0.10 per share.
Share Capital
As of April 9, 2025, our share capital (Aktienkapital) as recorded in the commercial register of the Canton of Zurich was CHF 4,036,309.50, consisting of 40,363,095 ordinary shares with a nominal value of CHF 0.10 each.
Under our articles of incorporation, in their current version dated January 9, 2025, our board of directors is authorized, within a capital range ranging from CHF 3,672,010.70 (lower limit) to CHF 5,489,725.55 (upper limit), to increase or decrease our share capital once or several times and in any amounts and to acquire or dispose of shares, directly or indirectly, until April 17, 2029, or until an earlier expiry of the capital range. See “—Articles of

Incorporation— Certain Important Provisions of our Articles of Incorporation, Organizational Rules and Swiss Law — Our Capital Range.”
Our share capital may also be increased by a maximum aggregate amount of CHF 363,419 through the issuance of not more than 3,634,190 ordinary shares, which would need to be fully paid-in, with a nominal value of CHF 0.10 each, through the direct or indirect issuance of shares, options or pre-emptive rights thereof granted to employees and members of our board of directors as well as to members of any advisory boards. Shares, options or pre-emptive rights thereof shall be issued in accordance with one or more participation plans and/or policies to be issued by our board of directors and in accordance with our articles of incorporation. See “—Articles of Incorporation— Certain Important Provisions of our Articles of Incorporation, Organizational Rules and Swiss Law— Our Conditional Share Capital.”
In addition, our share capital may be increased by a maximum aggregate amount of CHF 226,087 through the issuance of up to 2,260,870 fully paid up shares with a nominal value of CHF 0.10 each through the exercise or mandatory exercise of conversion, exchange, option, warrant or similar rights for the subscription of shares granted to shareholders or third parties alone or in connection with bonds, notes, options, warrants or other securities or contractual obligations by us or any of our group companies. See “—Articles of Incorporation— Certain Important Provisions of our Articles of Incorporation, Organizational Rules and Swiss Law— Our Conditional Share Capital.”
From January 1, 2022 through April 9, 2025, the number of our issued ordinary shares as recorded in the commercial register of the Canton of Zurich underwent the following changes:

2022
Issued shares recorded on January 1, 2022	32,146,992
Reflecting in commercial register on January 20, 2022 of prior issuance of new shares with a nominal value of CHF 0.10 each issued (but not reflected) in the one-year period ended December 31, 2021 out of conditional share capital	145,656
Issued shares recorded on May 1, 2022	32,292,648
Issuance of treasury shares for our fully owned subsidiary Molecular Partners Incl. out of the authorized capital to cover future fundraisings, including in connection with the Company's at-the-market sales program for American Depositary Shares established in July 2022, immediately reflected in the commercial register on August 24, 2022	3,500,000
Issued shares recorded on December 31, 2022	35,792,648

2023
Issued shares recorded on January 1, 2023	35,792,648
Reflecting in commercial register on January 19, 2023 of prior issuance of new shares with a nominal value of CHF 0.10 each issued (but not reflected) in the one-year period ended December 31, 2022 out of conditional share capital	252,058
Issued shares recorded on December 31, 2023	36,044,706

2024
Issued shares recorded on January 1, 2023	36,044,706
Reflecting in commercial register on January 16, 2024 of prior issuance of new shares with a nominal value of CHF 0.10 each issued (but not reflected) in the one-year period ended December 31, 2023 out of conditional share capital	309,591
Issued shares recorded on June 30, 2024	36,354,297
Issuance on October 25, 2024 of new shares with a nominal value of CHF 0.10 each issued at an issue price of CHF 0.10 out of the capital range immediately reflected in the commercial register on October 29, 2025	3,642,988

Issued shares recorded on December 31, 2024	39,997,285

2025
Issued shares recorded on January 1, 2025	39,997,285
Reflecting in commercial register on January 9, 2025 of prior issuance of new shares with a nominal value of CHF 0.10 each issued (but not reflected) in the one-year period ended December 31, 2024 out of conditional capital for employee participation	365,810
Issued shares recorded on January 9, 2025	40,363,095

History of Securities Issuances
From January 1, 2022 through April 9, 2025, the events set out above and further described below have changed our issued share capital and, in parallel, the number of our issued ordinary shares, in each case as recorded in the commercial register of the Canton of Zurich. In addition, from January 1, 2025 through April 9, 2025, 11,546 shares have been issued out of the conditional capital, but are not registered in the commercial register.
•On January 20, 2022, our share capital was increased by CHF 14,565.60 through the issuance of 145,656 new shares with a nominal value of CHF 0.10 each. These shares had been issued out of conditional share capital (but were not recorded in the commercial register until January 20, 2022) in the one-year period ended December 31, 2021, based on the resolution of the general meeting of shareholders held on October 6, 2014 regarding a conditional capital increase of up to CHF 400,000 through the issuance of up to 4,000,000 registered shares with a nominal value of CHF 0.10 (to be fully paid in) each. Our articles of incorporation were amended accordingly to reflect the new share capital.
•On August 22, 2022, our share capital was increased by CHF 350,000 through the issuance of 3,500,000 new shares with a nominal value of CHF 0.10 each. These shares had been issued out of our authorized share capital to Molecular Partners Inc., a fully owned subsidiary of the Company. The purpose of the share issuance was to replenish the Company’s pool of treasury shares that the Company can use in the future to raise funds, including in connection with the Company’s at-the-market sales program for American Depositary Shares established in July 2022. Our articles of incorporation were amended accordingly to reflect the new share capital.
•On January 19, 2023, our share capital was increased by CHF 25,205.80 through the issuance of 252,058 new shares with a nominal value of CHF 0.10 each. These shares had been issued out of conditional share capital (but were not recorded in the commercial register until January 19, 2023) in the one-year period ended December 31, 2022, based on the resolution of the general meeting of shareholders held on October 6, 2014 regarding a conditional capital increase of up to CHF 400,000 through the issuance of up to 4,000,000 registered shares with a nominal value of CHF 0.10 (to be fully paid in) each. Our articles of incorporation were amended accordingly to reflect the new share capital.
•On January 16, 2024, our share capital was increased by CHF 30,959.10 through the issuance of 309,591 new shares with a nominal value of CHF 0.10 each. These shares had been issued out of conditional share capital (but were not recorded in the commercial register until January 16, 2024) in the one-year period ended December 31, 2023, based on the resolution of the general meeting of shareholders held on October 6, 2014 regarding a conditional capital increase of up to CHF 400,000 through the issuance of up to 4,000,000 registered shares with a nominal value of CHF 0.10 (to be fully paid in) each. Our articles of incorporation were amended accordingly to reflect the new share capital.
•On October 25, 2024, our share capital was increased by CHF 364,298.80 through the issuance of 3,642,988 new shares with a nominal value of CHF 0.10 each. These shares had been issued out of capital range, based on the resolution of the general meeting of shareholders held on April 17, 2024 resolving on, inter alia, the introduction of a capital range authorizing the board of directors of the Company to increase the share capital up to an upper limit of CHF 5,453,144.55. Our articles of incorporation were amended accordingly to reflect the new share capital.
•On January 9, 2025, our share capital was increased by CHF 36,581 through the issuance of 365,810 new shares with a nominal value of CHF 0.10 each. These shares had been issued out of conditional share capital (but were not recorded in the commercial register until January 9, 2025) in the one-year period ended December 31, 2024, based on the resolution of the general meeting of shareholders held on April 17, 2024 regarding a conditional capital increase of up to CHF 400,000 through the issuance of up to 4,000,000 registered shares with a nominal value of CHF 0.10 (to be fully paid in) each. Our articles of incorporation were amended accordingly to reflect the new share capital.
Certain Important Provisions of our Articles of Incorporation, Organizational Rules and Swiss Law
The following is a summary of certain important provisions of our articles of incorporation, organizational rules and certain related provisions of Swiss law. Please note that this is only a summary and as such is not, is not intended to be and does not purport to be exhaustive. For a more complete discussion, please refer to our articles of incorporation and organizational rules.
Ordinary Capital Increase, Capital Range and Conditional Share Capital
Under Swiss law, we may increase our share capital with a resolution of the general meeting of shareholders (ordinary capital increase) that must be carried out by the board of directors within six months of the respective general meeting in order to become effective. Under our articles of incorporation and Swiss law, in the case of subscription and increase against payment of contributions in cash, a resolution passed by a majority of the shares represented at the general meeting of shareholders is required. In the case of subscription and increase against contributions in kind or to fund acquisitions in kind, when shareholders’ statutory pre-emptive subscription rights or advance subscription rights are limited or withdrawn or where transformation of freely disposable equity into share capital is involved, a resolution passed by two-thirds of the shares represented at a general meeting of shareholders and the majority of the par value of the shares represented is required.
Under the CO, our shareholders, by a resolution passed by two-thirds of the shares represented at a general meeting of shareholders and the majority of the par value of the shares represented, can:
•adopt conditional share capital (bedingtes Kapital) in the aggregate amount of up to 50% of the share capital for the purpose of issuing shares in connection with, among other things, option and conversion rights granted to shareholders, the creditors of bonds and similar debt instruments, employees, members of the board of directors of the Company or of any group company, or to any third parties; and
•in the form of capital range (Kapitalband), empower our board of directors to increase and/or decrease our share capital by up to 50% of the share capital, by issuing or canceling shares, or by increasing or decreasing the par value of shares, including through the creation of conditional share capital; such capital range is to be utilized by the board of directors within a period determined by the shareholders but not exceeding five years from the date of the shareholder approval.
Pre-Emptive and Advance Subscription Rights
Pursuant to the CO, shareholders have pre-emptive subscription rights (Bezugsrechte) to subscribe for new issuances of shares. With respect to conditional capital, shareholders have (i) pre-emptive subscription rights for the subscription of option rights and (ii) advance subscription rights (Vorwegzeichnungsrechte) for the subscription of bonds and similar debt instruments to which option or conversion rights are attached.
A resolution passed at a general meeting of shareholders by two-thirds of the shares represented and the majority of the par value of the shares represented may authorize our board of directors to withdraw or limit preemptive subscription rights or advance subscription rights in certain circumstances.
The board of directors may permit pre-emptive rights that have been granted but not exercised to expire or it may place these rights respectively the shares as to which pre-emptive rights have been granted but not exercised, at market conditions or use them for other purposes in the interest of the Company. Any shares for which the granted preferential subscription rights have not been exercised will be at the disposal of the board of directors, who may sell them at market conditions or use them for other purposes in the interest of the Company.
Our Capital Range

Under our articles of incorporation, we have a capital range ranging from CHF 3,672,010.70 (lower limit) to CHF 5,489,725.55 (upper limit). Our board of directors is authorized within the capital range to increase or decrease our share capital once or several times and in any amounts and to acquire or dispose of shares, directly or indirectly, until April 17, 2029, or until an earlier expiry of the capital range. The capital increase or reduction may be effected by issuing fully paid-in registered shares and cancelling registered shares, as applicable, or by increasing or reducing the par value of the existing shares within the limits of the capital range or by simultaneous reduction and re-increase of the share capital. If our share capital increases as a result of a share issue from conditional capital (see next subsection), the upper and lower limits of the capital range will increase in an amount corresponding to such increase.
In the event of a capital increase within the capital range, the board of directors has to determine the type of contributions, the issue price and the date on which the dividend entitlement starts. In the event of a capital reduction within the capital range, the board of directors has to determine the use of the reduction amount, to the extent necessary.
In a capital increase within the capital range, the board of directors is authorized by our articles of incorporation to withdraw or to limit the pre-emptive subscription rights of shareholders, and to allocate them to certain shareholders or third parties, in the event that the newly issued shares are issued under the following circumstances:
•for the acquisition of companies, parts of companies or participations, for the acquisition of products, intellectual property or licenses, or for investment projects or for the financing or refinancing of such transactions through a placement of shares; or
•for the purpose of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners including financial investors, or in connection with a listing of new shares on domestic or foreign stock exchanges; or
•if the issue price of the new Shares is determined by reference to the market price; or
•for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of Shares in a placement or sale of Shares to the respective initial purchasers or underwriters; or
•following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 15% of the share capital registered in the commercial register without having submitted to all other shareholders a takeover offer recommended by the board of directors; or
•for the defense of an actual, threatened or potential takeover bid, in relation to which the board of directors, upon consultation with an independent financial adviser retained by it, has not recommended to the shareholders acceptance on the basis that the board of directors has not found the takeover bid to be financially fair to the shareholders; or
•for raising equity capital in a fast and flexible manner, which would not be possible, or would only be possible with great difficulty or at significantly less favorable conditions, without the exclusion of the subscription rights of existing shareholders; or
•for the participation of members of the board of directors, members of the Executive Committee, employees, contractors, consultants or other persons performing services for the benefit of the Company or any of its group companies.
This authorization to withdraw or to limit the pre-emptive subscription of shareholders is exclusively linked to our capital range. If the capital range lapses for any reasons, such as if an ordinary capital increase is completed, the authorization to withdraw or to limit the pre-emptive subscription rights lapses simultaneously with the capital range.
Our Conditional Share Capital
Conditional Share Capital for Financing, Acquisitions and other Purposes

Our nominal share capital may be increased in an amount not to exceed CHF 226,087 through the issuance of up to 2,260,870 registered shares, which would have to be fully paid-in, each with a par value of CHF 0.10 per share, through the exercise or mandatory exercise of conversion, exchange, option, warrant or similar rights for the subscription of shares granted to shareholders or third parties alone or in connection with bonds, notes, options, warrants or other securities or contractual obligations by or of the Company or any of its group companies (the "Financial Instruments"). The preemptive rights (Bezugsrechte) of the shareholders shall be excluded in connection with the issuance of shares upon the exercise of any Financial Instruments. The board of directors shall be authorized to withdraw or limit the advance subscription rights (Vorwegzeichnungsrechte) of the shareholders in connection with the issuance by the Company or one of its group companies of Financial Instruments if (1) the issuance is for purposes of financing or refinancing the acquisition of an enterprise, parts of an enterprise, participations or investments or (2) the issuance occurs in national or international capital markets or through a private placement.
If the advance subscription rights are neither granted directly nor indirectly by the board of directors, the following shall apply:
•the Financial Instruments shall be issued or entered into at market conditions; and
•the conversion, exchange or exercise price of the Financial Instruments shall be set with reference to the market conditions prevailing at the date on which the Financial Instruments are issued; and
•the Financial Instruments may be converted, exchanged or exercised during a maximum period of 10 years from the date of the relevant issuance or entry.
Conditional Share Capital for Employee Participation
Our nominal share capital may, to the exclusion of the pre-emptive subscription rights (Bezugsrechte) and advance subscription rights of shareholders (Vorwegzeichnungsrechte), be increased by an amount not to exceed CHF 363,419 through the issuance of not more than 3,634,190 registered shares, which would have to be fully paid-in, each with a par value of CHF 0.10 per share, through the direct or indirect issuance of shares, options or preemptive rights thereof granted to employees and members of the board of directors of the Company or its subsidiaries as well as to members of any advisory boards.
Uncertificated Securities
Our shares are uncertificated securities (Wertrechte, within the meaning of article 973c of the CO) and, when administered by a custodian (Verwahrungsstelle, within the meaning of the Federal Act on Intermediated Securities, or FISA), and credited to one or more securities deposit account (Effektenkonto), qualify as intermediated securities (Bucheffekten, within the meaning of the FISA). In accordance with article 973c of the CO, we maintain a nonpublic register of uncertificated securities (Wertrechtebuch). We may at any time without the approval of our shareholders and at our cost convert shares issued as uncertificated securities into another form (including global certificates) or convert shares issued in one form into another form. Following the entry in the share register, a shareholder may at any time request from us a written confirmation in respect of the shares held by such shareholder. Shareholders are not entitled, however, to request the printing and delivery of certificates or the conversion of the shares in one form into another form. We may print and deliver certificates for shares at any time.
Securities Exercisable for Ordinary Shares
Equity Incentives
We believe that our ability to grant incentive awards is a valuable and necessary compensation tool that allows us to attract and retain the best available personnel for positions of substantial responsibility, provides additional incentives to directors, executive officers, and employees and promotes the success of our business. Historically, we have granted several different equity incentive instruments to our directors, employees and other service providers, including:

•Restricted Share Units, or RSUs, granted to our directors;
•Performance Share Units, or PSUs, granted to our executive officers and employees; and
•share options granted to employees, directors and selected advisors.
Our articles of incorporation authorize the board of directors to issue one or more participation plans and/or policies. An amendment or renewal of the relevant provision in our articles of incorporation must be approved by an absolute majority of the votes represented at the general meeting of shareholders. Once our board of directors' authority is approved by our shareholders, the maximum aggregate amounts of the variable compensation elements actually granted to the directors and executive officers must be approved by an absolute majority of the votes represented at the general meeting of shareholders and shall continue for the duration of the current financial year. Compensation may be paid out prior to approval by the general meeting of shareholders subject to subsequent approval. If the general meeting of shareholders does not approve a proposal of the board of directors, the board of directors must newly determine the maximum aggregate amount or maximum partial amounts taking into account all relevant factors and submit such amounts for approval to the same general meeting of shareholders, to an extraordinary general meeting of shareholders or to the next ordinary general meeting of shareholders.
Share Options
Prior to our initial public offering on SIX Swiss Exchange on November 5, 2014, which we refer to as our Swiss IPO, our board of directors established three share option plans: (i) the Employee Share Option Plan 2007, or ESOP 2007, (ii) the Employee Share Option Plan 2009, or ESOP 2009, and (iii) the Employee Share Option Plan 2014, or ESOP 2014, with similar features as the ESOP 2009, but no longer providing for accelerated vesting of options in the event of our Swiss IPO. Each option entitles its holder to purchase one of our shares at the pre-defined exercise price. The number of options granted to each participant was determined by the board of directors based on a participant’s position and level of responsibility. As a rule, the options vested quarterly over a four-year period. At the end of the option term, the unexercised options expire without value.
As of December 31, 2024, no options were outstanding under the ESOP 2009 or ESOP 2014.
Following our Swiss IPO, no further grants were made under any of the ESOP programs, and we do not intend to make any further grants under any of these plans in the future. For additional information, see Note 18 to our consolidated financial statements as of and for the year ended December 31, 2024 included in our Annual Report on Form 20-F for the year ended December 31, 2024.
Restricted Share Units (RSUs)
Under the LTI Plans, described in “-Long-Term Incentive Plans” below, members of our board of directors are eligible to be granted RSUs. RSUs are contingent rights to receive a certain number of our shares at the end of a three-year blocking period. RSUs vest over a one-year period from their date of grant, following the lapse of which they are no longer subject to forfeiture if a member of our board resigns. The number of shares to be received is not variable, i.e., the number of shares does not depend on the achievement of certain pre-defined performance metrics. In certain circumstances, including a change of control, a full or partial early vesting of the RSUs may occur.
As of December 31, 2024, 345,798 RSUs were outstanding.
Performance Share Units (PSUs)
Under the LTI Plans, described in “-Long-Term Incentive Plans” below, executive officers and employees are eligible to be granted PSUs. PSUs are contingent rights to receive a variable number of our shares either in aggregate at the end of a three-year cliff-vesting period or in annual installments over a three-year vesting period. The number of PSUs granted to a plan participant is calculated by dividing the CHF amount approved for the respective individual by the fair value of each PSU at the grant date based on the average share price in the two months preceding the grant date. While the PSUs are designed to allow the beneficiaries to participate in the longterm share price development, the number of shares to be earned in relation to a PSU depends on (i) the achievement of annual corporate goals for the respective year, (ii) the achievement of long-term value-driving milestones outside of such corporate goals during such year and (iii) the development of the share price of the Company. In accordance with these parameters, the number of shares to be issued based on the PSUs can be between zero and 150% of the number of PSUs granted. Even after the determination of goal achievement, participants may lose their entitlements in full or in part depending on certain conditions relating to their employment. In certain circumstances, including a change of control, a full or partial accelerated vesting of the PSUs may occur.
As of December 31, 2024, 2,247,267 PSUs were outstanding.
Long-Term Incentive Plans
Our long-term incentive plans established in March of 2015, March of 2016, March of 2017, March of 2018, March of 2019, March of 2020, March of 2021, March of 2022, March of 2023 and March of 2024 respectively, which we collectively refer to as the LTI Plans, are rolled out annually. This allows our board of directors to review and adjust the terms and targets of the LTI Plans on an annual basis. Employees generally receive the grants on April 1 of each calendar year. With respect to members of the Management Board, the annual grants are usually made on April 1 subject to approval of the ordinary shareholders’ meeting at which the necessary amounts for variable compensation are approved by the shareholders. With respect to members of our board of directors, the annual grants are made following the ordinary shareholders’ meeting, at which the necessary amounts for variable compensation are approved by the shareholders.
General Meeting of Shareholders
Ordinary/Extraordinary Meetings, Powers
The general meeting of shareholders is our supreme corporate body. Under Swiss law, an ordinary general meeting of shareholders must be held annually within six months after the end of a corporation’s financial year. In our case, this generally means on or before June 30. In addition, extraordinary general meetings of shareholders may be held.
A general meeting of shareholders may take place in or outside Switzerland and at different places simultaneously if the votes of the participants are immediately transmitted to all meeting venues (multilocal shareholders’ meeting). The board of directors may allow shareholders that are not present at the meeting venue of the general meeting of shareholders to participate and exercise their rights electronically (“hybrid shareholder meeting”). Our articles of incorporation also allow for general meetings of shareholders without a physical meeting venue but that takes place using electronic means (“virtual shareholder meeting”).
According to our articles of incorporation, the following powers are vested exclusively in the general meeting of shareholders:
•adopting and amending the articles of incorporation;
•electing the members of the board of directors, the chairman of the board of directors, the members of the compensation committee, the independent voting rights representative and the auditors;
•approving the annual management report and the consolidated financial statements;
•approving the annual financial statements and deciding on the allocation of profits shown on the balance sheet, in particular with regard to dividends;
•determining interim dividends and approving the interim financial statements required for this purpose;

•resolving on the repayment of the statutory capital reserve;
•approving the compensation of the board of directors and of the executive management pursuant to Article 28 of the articles of incorporation;
•granting discharge to the members of the board of directors and the persons entrusted with the executive management;
•delisting the Company's equity securities; and
•passing resolutions as to all matters reserved by law or under the articles of incorporation to the authority of the general meeting of shareholders.
An extraordinary general meeting of shareholders may be called by a resolution of the board of directors or the general meeting of shareholders or, under certain circumstances, by a company’s auditors, liquidator or the representatives of bondholders, if any. In addition, our articles of incorporation require the board of directors to convene an extraordinary general meeting of shareholders if shareholders representing at least 5% of our share capital or votes request such general meeting of shareholders in writing. A request for an extraordinary general meeting of shareholders must set forth the items to be discussed and the proposals to be acted upon. Further, the board of directors must convene an extraordinary general meeting of shareholders and propose financial restructuring measures if, based on our stand-alone annual statutory balance sheet, half of our share capital and statutory reserves are not covered by our assets and a contemplated restructuring measure falls within the competence of the general meeting of shareholders.
Voting and Quorum Requirements
Unless otherwise required by law or our articles of incorporation, shareholder resolutions and elections (including elections of members of the board of directors) require the affirmative vote of the majority of shares represented at the general meeting of shareholders.
Under our articles of incorporation, a resolution of the general meeting of shareholders passed by two-thirds of the votes and the majority of the par value of the shares, each as represented at the meeting, is required for:
•amending or modifying the purpose of the Company;
•combining shares;
•creating shares with privileged voting rights;
•restricting the transferability of registered shares and canceling such restriction;
•introducing a conditional share capital or a capital range;
•increasing the share capital through the conversion of capital surplus, through contribution in kind, by setoff against a claim, or the granting of special privileges;
•limiting or withdrawing preemptive rights;
•introducing the casting vote of the acting chair in the general meeting of shareholders;
•delisting the Company's equity securities;
•relocating the registered office of the Company;
•changing the currency of the share capital;
•introducing an arbitration clause in our articles of incorporation; and

•dissolving the Company.
The same voting requirements apply to resolutions regarding transactions among corporations based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets of 2003, as amended (the “Swiss Merger Act”). See “—articles of incorporation—Compulsory Acquisitions; Appraisal Rights.”
Notice
General meetings of shareholders must be convened by the board of directors at least 20 days before the date of the meeting. The general meeting of shareholders is convened by way of a notice appearing in our official publication medium, currently the Swiss Official Gazette of Commerce. Registered shareholders may also be informed in a form that allows proof by text. The notice of a general meeting of shareholders must state the date, the starting time, the form and location of the meeting, the items on the agenda, the motions of the board of directors or of any shareholders including a short explanation, as well as the name and address of the independent representative. A resolution on a matter which is not on the agenda may not be passed at a general meeting of shareholders, except for motions to convene an extraordinary general meeting of shareholders or to initiate a special investigation, on which the general meeting of shareholders may vote at any time. No previous notification is required for motions concerning items included in the agenda or for debates that do not result in a vote.
All owners or representatives of our shares may, if no objection is raised, hold a general meeting of shareholders without complying with the formal requirements for convening general meetings of shareholders (a universal meeting). This universal meeting of shareholders may discuss and pass binding resolutions on all matters within the purview of the general meeting of shareholders, provided that the owners or representatives of all the shares are present at the meeting.
Agenda Requests
Pursuant to our articles of incorporation, one or more shareholders whose combined shareholdings represent at least 0.5% of the share capital or votes may request that an item be included in the agenda for a general meeting of shareholders or that a proposal relating to an agenda item be included in the notice convening the general meeting of shareholders.
Such a request must be received by us in writing at least 45 calendar days prior to the general meeting of shareholders, specifying the agenda item and the proposal or proposals.
Our annual report, the compensation report and the auditor’s report must be made available to our shareholders no later than 20 calendar days prior to the ordinary general meeting of shareholders. Shareholders of record may be notified of this in writing.
Shareholder Proposals
Under Swiss statutory law, at any general meeting of shareholders any shareholder may put proposals to the meeting if the proposal is part of an agenda item. In addition, even if the proposal is not part of any agenda item, any shareholder may propose to the meeting to convene an extraordinary general meeting of shareholders or to have a specific matter investigated by means of a special investigation where this is necessary for the proper exercise of shareholders’ rights.
Minutes
We are required to make available the resolutions and election results of our general meeting of shareholders electronically within 15 calendar days after the meeting. In addition, each shareholder may request that the minutes be made available to them within 30 calendar days after the meeting.
Voting Rights

Each of our ordinary shares entitles a holder to one vote. The ordinary shares are not divisible. The right to vote and the other rights of share ownership may only be exercised by shareholders (including any nominees) or usufructuaries who are entered in the share register at a cut-off date determined by the board of directors. Those entitled to vote in the general meeting of shareholders may be represented by the independent proxy holder (annually elected by the general meeting of shareholders), by its legal representative or by any other person with written authorization to act as proxy. The chairperson has the power to decide whether to recognize a power of attorney.
Our articles of incorporation contain provisions that allow the board of directors to make the registration with voting rights of shares held by a nominee subject to conditions, limitations and reporting requirements or to impose or adjust such conditions, limitations and requirements once registered.
Dividends and Other Distributions
Our board of directors may propose to shareholders that a dividend or interim dividend or other distribution be paid but cannot itself authorize the distribution. Dividend and interim dividend payments require a resolution passed by a majority of the shares represented at a general meeting of shareholders. In addition, our auditors must confirm that the dividend proposal of our board of directors conforms to Swiss statutory law and our articles of incorporation.
Under Swiss law, we may pay dividends only if we have sufficient distributable profits from the previous or current business year (Bilanzgewinn) or brought forward from the previous business years (Gewinnvortrag), or if we have distributable capital reserves (Gesetzliche Kapitalreserve), each as evidenced by audited stand-alone statutory annual or interim financial statements prepared pursuant to Swiss law, and after allocations to reserves required by Swiss law and by the articles of incorporation have been deducted.
Under the CO, at least 5% of our annual profit must be retained as statutory profit reserve (gesetzliche Gewinnreserve). If there is a loss carried forward, such loss must be eliminated before allocation to the statutory profit reserve. The statutory profit reserve shall be accumulated until it reaches, together with the statutory capital reserve, 50% of our share capital recorded in the Commercial Register. In addition, we have to allocate, among other things, the net proceeds of share issuances to the statutory capital reserve. The CO permits us to accrue additional reserves. Further, a purchase of our own shares (whether by us or a subsidiary) reduces the distributable reserves in an amount corresponding to the purchase price of such own shares. Finally, the CO under certain circumstances requires the creation of revaluation reserves which are not distributable.
Distributions out of issued share capital (i.e., the aggregate par value of our issued shares) are not allowed and may be made only by way of an ordinary capital reduction or within a capital range that (also) allows for a capital reduction (see “Description of Share Capital and articles of incorporation—articles of incorporation—Ordinary Capital Increase, Capital Range and Conditional Share Capital”). An ordinary capital reduction requires a resolution passed by a majority of the shares represented at a general meeting of shareholders. The board of directors must publish a call to creditors in the Swiss Official Gazette of Commerce in which creditors are advised that they may request, subject to certain conditions, security for their claims within 30 days of the publication of the creditor call. A licensed audit expert must then confirm, based on the results of the call to creditors, that the claims of the creditors remain fully covered despite the reduction in our share capital recorded in the Commercial Register. If all requirements for an ordinary capital reduction have been met, the board of directors has to amend the articles of incorporation in a public deed. Our share capital may be reduced to a level below CHF 100,000 only if and to the extent that at the same time the statutory minimum share capital of CHF 100,000 is reestablished by sufficient new fully paid-up capital. An ordinary capital reduction must be completed within six months after the resolution of the general meeting of shareholders.
Our board of directors determines the date on which the dividend entitlement starts. Dividends are usually due and payable shortly after the shareholders have passed the resolution approving the payment, but shareholders may also resolve at the ordinary general meeting of shareholders to pay dividends in quarterly or other installments.

Transfer of Shares
So long as shares are intermediated securities (Bucheffekten within the meaning of the Swiss Federal Act on Intermediated Securities, or FISA) based on uncertificated securities (Wertrechte) entered into the main register of a custodian and credited to one or more securities deposit account (Effektenkonto), (i) any transfer of shares is effected by a corresponding entry in the securities deposit account of a bank or a depository institution, (ii) no shares can be transferred by way of assignment, and (iii) a security interest in any shares cannot be granted by way of assignment.
The Company maintains its share register through areg.ch ag, an external service provider, and enters the full name, address and nationality (in the case of legal entities, the company name and registered office) of the shareholders (including nominees) and usufructuaries therein. A person entered into the share register must notify the share registrar of any change in address. Until such notification occurs, all written communication from the Company to persons entered in the share register is deemed to have been validly made if sent to the relevant address recorded in the share register.
Any person who acquires shares may submit an application to the Company requesting it to enter such person into the share register as a shareholder with voting rights, provided such person expressly declares to the Company that it has acquired and holds such shares in its own name and for its own account. Any such person that does not expressly state in his or her application to the Company that the relevant shares were acquired for his or her own account (any such person, a nominee) may be entered in the share register as a shareholder with voting rights for the relevant shares, provided that nominee has entered into an agreement with the Company regarding its position and is subject to a recognized banking or finance supervision.
The board of directors may, after having heard the concerned shareholder of record or nominee, cancel entries in the share register that were based on inaccurate or misleading information, or if such information becomes inaccurate or misleading, with retroactive effect to the date of the entry.
Any acquirer of shares who is not registered in the share register as a shareholder with voting rights may not vote at or participate in any general meetings of shareholders of the Company, but will still be entitled to dividends and other rights with financial value with respect to such shares.
Inspection of Books and Records
Under the CO, a shareholder has a right to inspect the share register with respect to his or her own shares and otherwise to the extent necessary to exercise his or her shareholder rights. No other person has a right to inspect the share register. Shareholders holding in the aggregate at least 5% of our nominal share capital or of our voting rights have the right to inspect our books and correspondence, subject to the safeguarding of our business secrets and other legitimate interests. Our board of directors is required to decide on an inspection request within four months after receipt of such request. Denial of the request will need to be justified in writing. If an inspection request is denied by the board of directors, shareholders may request the order of an inspection by the court within 30 days. See “Comparison of Swiss Law and Delaware Law—Inspection of books and records.”
Special Investigation
If a shareholder has exercised its information or inspection rights, such shareholder may propose to the general meeting of shareholders that specific facts be examined by a special examiner in a special investigation. If the general meeting of shareholders approves the proposal, we or any shareholder may, within 30 calendar days after the general meeting of shareholders, request a court at our registered office (currently Schlieren, Zurich, Switzerland) to appoint a special examiner. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 5% of our share capital or voting rights may request that the court appoint a special examiner. The court will issue such an order if the petitioners can demonstrate that members of the board of directors or our executive management infringed the law or our articles of incorporation and that such violation is suitable to cause a damage to the Company or the shareholders. The costs of the investigation would generally be allocated to us and only in exceptional cases to the petitioners.

Shareholders’ Rights to Bring Actions for the Benefit of the Company
According to the CO, an individual shareholder may bring an action, in its own name and for the benefit of the Company, against the Company’s directors, officers or liquidators for the recovery of any losses we have suffered as a result of the intentional or negligent breach by such directors, officers or liquidators of their duties.
Compulsory Acquisitions; Appraisal Rights
Business combinations and other transactions that are governed by the Swiss Merger Act (i.e., mergers, demergers, transformations and certain asset transfers) are binding on all shareholders. A statutory merger or demerger requires approval of two-thirds of the shares represented at a general meeting of shareholders and the majority of the par value of the shares represented.
If a transaction under the Swiss Merger Act receives all of the necessary consents, all shareholders are compelled to participate in such transaction.
Swiss corporations may be acquired by an acquirer through the direct acquisition of the shares of the Swiss corporation. The Swiss Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger with the approval of holders of 90% of the issued shares. In these limited circumstances, minority shareholders of the corporation being acquired may be compensated in a form other than through shares of the acquiring corporation (for instance, through cash or securities of a parent corporation of the acquiring corporation or of another corporation). For business combinations effected in the form of a statutory merger or demerger and subject to Swiss law, the Swiss Merger Act provides that if equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation.
In addition, under Swiss law, the sale of “all or substantially all of our assets” by us may require the approval of two-thirds of the number of shares represented at a general meeting of shareholders and the majority of the par value of the shares represented. Whether a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:
•a core part of our business is sold without which it is economically impracticable or unreasonable to continue to operate the remaining business;
•our assets, after the divestment, are not invested in accordance with our corporate purpose as set forth in the articles of incorporation; and
•the proceeds of the divestment are not earmarked for reinvestment in accordance with our corporate purpose but, instead, are intended for distribution to our shareholders or for financial investments unrelated to our corporate purpose.
A shareholder of a Swiss corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights. As a result, such shareholder may, in addition to the consideration (be it in shares or in cash) receive an additional amount to ensure that the shareholder receives the fair value of the shares held by the shareholder. Following a statutory merger or demerger, pursuant to the Swiss Merger Act, shareholders can file an appraisal action against the surviving company. If the consideration is deemed inadequate, the court will determine an adequate compensation payment.
Board of Directors
Number of Directors; Election
Our articles of incorporation provide that the board of directors shall consist of at least three and not more than eleven members.

The members of the board of directors and the chair of the board are elected annually by the general meeting of shareholders for a term of office extending until completion of the next ordinary general meeting of shareholders. If the ordinary general meeting of shareholders is held more than six months after the end of the financial year, the term of office shall nevertheless continue until the end of the ordinary general meeting of shareholders. Each member of the board of directors must be elected individually.
Powers
According to our articles of incorporation, the board of directors has the following non-delegable and inalienable powers and duties:
•the ultimate direction of the business of the Company and the issuance of the necessary instructions;
•the determination of the organization of the Company;
•the administration of accounting, financial control and financial planning;
•the appointment and removal of the persons entrusted with executive management and their representation of the Company;
•the ultimate supervision of the persons entrusted with management of the Company, specifically in view of their compliance with the law, these articles of incorporation, the regulations and directives;
•the preparation of the business report, the compensation report and other reports as required by law, if any;
•the preparation of the general meetings of shareholders as well as the implementation of the resolutions adopted by the general meetings of shareholders;
•the adoption of resolutions regarding the subsequent payment of capital with respect to non-fully paid up shares and the amendments to the articles of incorporation related thereto;
•the adoption of resolutions on the change of the share capital to the extent that such power is vested in the board of directors, the ascertainment of capital changes, the preparation of the report on the capital increase, and the respective amendments of the articles of incorporation (including deletions);
•the non-delegable and inalienable duties and powers of the board of directors pursuant to the Merger Act;
•the submission of a petition for debt-restructuring moratorium and the notification of the court if liabilities exceed assets;
•any other matter reserved to the board of directors by the law or the articles of incorporation.
The board of directors may, while retaining such non-delegable and inalienable powers and duties, delegate some of its powers, in particular direct management, to a single or to several of its members, committees or to third parties (such as executive officers) who need be neither members of the board of directors nor shareholders. Pursuant to Swiss law and our articles of incorporation, details of the delegation and other procedural rules such as quorum requirements have been set in the organizational rules established by the board of directors.
Indemnification of Executive Management and Directors
In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of his or her duties under the employment agreement with the employer. See the section of this prospectus entitled “Comparison of Shareholder Rights—Indemnification of Directors and Executive Committee and Limitation of Liability.”
We intend to enter into indemnification agreements with each of the members of our board of directors and executive management.

We have entered into indemnification agreements with each of our directors and executive officers. See the section of this prospectus entitled “-Limitation of Liability and Indemnification” below.
Conflicts of Interest, Management Transactions
The members of the board of directors and the executive management are required to immediately and fully inform the board of directors about conflicts of interests concerning them. The board of directors is furthermore required to take measures in order to protect the interests of the company. More generally, the CO requires our directors and executive officers to safeguard the Company’s interests and imposes a duty of loyalty and duty of care on our directors and executive officers. This rule is generally understood to disqualify directors and executive officers from participation in decisions that directly affect them. Our directors and executive officers are personally liable to us for breaches of these obligations. In addition, Swiss law contains provisions under which directors and all persons engaged in the Company’s management are liable to the Company, each shareholder and the Company’s creditors for damages caused by an intentional or negligent violation of their duties. Furthermore, Swiss law contains a provision under which payments made to any of the Company’s shareholders or directors or any person related to any such shareholder or director, other than payments made at arm’s length, must be repaid to the Company if such shareholder or director acted in bad faith.
Our Code of Conduct and organizational rules also cover a broad range of matters, including the handling of conflicts of interest.
Principles of the Compensation of the Board of Directors and the Executive Management
Pursuant to Swiss law, the aggregate amount of compensation of the board of directors and the persons whom the board of directors has, fully or partially, entrusted with the management (which we refer to as our “executive management”) of the Company has to be submitted to our shareholders for approval each year.
The board of directors must issue, on an annual basis, a written compensation report that must be reviewed by our auditors. The compensation report must disclose, among other things, all compensation granted by the
Company, directly or indirectly, to current members of the board of directors and the executive management and, to the extent related to their former role within the Company or not on customary market terms, to former members of the board of directors and former executive officers. The disclosure concerning compensation, loans and other forms of indebtedness must include the aggregate amount for the board of directors and the executive management, respectively, as well as the particular amount for each member of the board of directors and for the highest-paid executive officer, specifying the name and function of each of these persons. If variable compensation is approved prospectively, as is currently the case with the Company, our board of directors must submit the compensation report to a non-binding vote of the general meeting of shareholders.
We are prohibited from granting certain forms of compensation to members of our board of directors and executive management, such as:
•severance payments (compensation due until the termination of a contractual relationship does not qualify as severance payment);
•advance compensation;
•incentive fees for the acquisition or transfer of companies, or parts thereof, by the Company or by companies being, directly or indirectly, controlled by us;
•loans, other forms of indebtedness, pension benefits not based on occupational pension schemes and performance-based compensation not provided for in our articles of incorporation; and
•equity-based compensation not provided for in our articles of incorporation.

Compensation to members of the board of directors and the executive management for activities in entities that are, directly or indirectly, controlled by the Company is prohibited if (i) the compensation would be prohibited if it were paid directly by the Company, (ii) the articles of incorporation do not provide for it, or (iii) the compensation has not been approved by the general meeting of shareholders.
Every year, the general meeting of shareholders has to vote on the proposals of the board of directors with respect to:
•the maximum aggregate amount of compensation of the board of directors for the term of office until the next ordinary general meeting of shareholders; and
•the maximum aggregate amount of fixed compensation of the executive management for the following financial year; and
•the maximum aggregate amount of variable compensation of the executive management for the current financial year.
The board of directors may submit for approval at the general meeting of shareholders deviating or additional proposals relating to the same or different periods.
If, at the general meeting of shareholders, the shareholders do not approve a compensation proposal of the board of directors, the board of directors must prepare a new proposal, taking into account all relevant factors, and submit the new proposal for approval by the same general meeting of shareholders, at a subsequent extraordinary general meeting of shareholders or the next ordinary general meeting of shareholders.
If we appoint new members of the executive management after the general meeting of shareholders has approved the compensation of the executive management for the relevant period and such compensation is insufficient to also cover the new members' compensation, our articles of incorporation allow us to pay each new member an amount not exceeding 50% of the aggregate amount of (maximum) compensation of the executive management last approved.
In addition to fixed compensation, members of the board of directors and the executive management may be paid variable compensation, depending on the achievement of certain performance criteria. The performance criteria may include individual targets, targets of the Company or parts thereof and targets in relation to the market, other companies or comparable benchmarks, taking into account the position and level of responsibility of the recipient of the variable compensation. The board of directors or, where delegated to it, the compensation committee shall determine the relative weight of the performance criteria and the respective target values as well as their achievement.
Compensation may be paid or granted in the form of cash, shares, financial instruments, in kind, or in the form of other types of benefits. The board of directors or, where delegated to it, the compensation committee shall determine grant, vesting, exercise and forfeiture conditions.
Borrowing Powers
Neither Swiss law nor our articles of incorporation restricts our power to borrow and raise funds. The decision to borrow funds is made by or under the direction of our board of directors, and no approval by the shareholders is required in relation to any such borrowing.
Repurchases of Shares and Purchases of Own Shares
The CO limits our ability to repurchase and hold our own shares. We and our subsidiaries may repurchase shares only to the extent that (i) we have freely distributable reserves in the amount of the purchase price; and (ii) the aggregate par value of all shares held by us does not exceed 10% of our share capital. Pursuant to Swiss law, where shares are acquired in connection with a transfer restriction set out in the articles of incorporation, the foregoing upper limit is 20%. If we own shares that exceed the threshold of 10% of our share capital, the excess must be sold or cancelled by means of a capital reduction within two years.
Shares held by us or our subsidiaries are not entitled to vote at the general meeting of shareholders but are entitled to the economic benefits applicable to the shares generally, including dividends and pre-emptive subscription rights in the case of share capital increases.
In addition, selective share repurchases are only permitted under certain circumstances. Within these limitations, as is customary for Swiss corporations, we may, subject to applicable law, purchase and sell our own shares from time to time in order to meet imbalances of supply and demand, to provide liquidity and to even out variances in the market price of shares.
Notification and Disclosure of Substantial Share Interests
The disclosure obligations generally applicable to shareholders of Swiss corporations under the Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading of 2015, or the Financial Market Infrastructure Act, are applicable to us. Under the Financial Market Infrastructure Act, persons who directly, indirectly or in concert with other parties acquire or dispose of ordinary shares or are granted the power to exercise voting rights attached to ordinary shares at their own discretion, or delegated voting rights, or acquire or dispose of purchase or sale rights relating to ordinary shares, and thereby reach, exceed or fall below a threshold of 3, 5, 10, 15, 20, 25, 33 1⁄3, 50 or 66 2⁄3 percent of our voting rights (whether exercisable or not) must report such acquisition or disposal to us and the SIX Swiss Exchange in writing within four trading days. Within two trading days of the receipt of such notification, we must publish such information through SIX Swiss Exchange's electronic reporting and publishing platform. For purposes of calculating whether a threshold has been reached or crossed, shares, delegated voting rights and acquisition rights or obligations, or Acquisition Positions, on the one hand and sale rights or obligations, or Disposal Positions, on the other hand may not be netted. Rather the Acquisition Positions and the Disposal Positions need to be accounted for separately and may each trigger disclosure obligations if the respective positions reach one of the thresholds. In addition, actual share ownership and delegated voting rights must be reported separately from other Purchase Positions if they reach one of the thresholds.
Mandatory Bid Rules
Pursuant to the applicable provisions of the Financial Market Infrastructure Act, any person that acquires shares of a listed Swiss company, whether directly or indirectly or acting in concert with third parties, which shares, when taken together with any other shares of such company held by such person, exceed the threshold of 33 1/3% of the voting rights (whether exercisable or not) of such company, must make a takeover bid to acquire all the other listed shares of such company. A company’s articles of incorporation may either eliminate this provision of the Financial Market Infrastructure Act or may raise the relevant threshold to 49%, opting-out or opting-up, respectively. Our articles of incorporation do not contain any opting-out or opting-up provision.
A waiver of the mandatory rules may be granted by the Swiss Takeover Board or FINMA under certain circumstances. If no waiver is granted, the mandatory takeover bid must be made pursuant to the procedural rules set forth in the Financial Market Infrastructure Act and the implementing ordinances thereunder.
There is no obligation to make a takeover bid under the Financial Market Infrastructure Act if the voting rights in question are acquired as a result of a gift, succession or partition of an estate, a transfer based upon matrimonial property law or execution proceedings.
Nonresident or Foreign Owners
Other than limitations that apply to all holders of our ordinary shares, there are no limitations on the right of nonresident or foreign owners of our ordinary shares from holdings or voting such ordinary shares imposed by Swiss law or our articles of incorporation.

Exchange Controls
Other than sanctions against specific countries, individuals, and organizations, there are no governmental laws, decrees, regulations or other legislation in Switzerland affecting the remittance of dividends, interest and other payments to nonresident holders of our shares.
Comparison of Shareholder Rights
The Swiss laws applicable to Swiss corporations and their shareholders differ from laws applicable to U.S. corporations and their shareholders. The following table summarizes significant differences in shareholder rights pursuant to the provisions of the CO, by which our Company is governed, and the Delaware General Corporation Law applicable to companies incorporated in Delaware and their shareholders. Please note that this is only a general summary of certain provisions applicable to companies in Delaware. Certain Delaware companies may be permitted to exclude certain of the provisions summarized below in their charter documents

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW
Mergers and similar arrangements
Under the Delaware General Corporation Law, with certain exceptions, a merger, consolidation, sale, lease or transfer of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. The Delaware General Corporation Law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90.0% of each class of capital stock without a vote by the shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.	Under Swiss law, with certain exceptions, a merger or a demerger of the corporation or a sale of all or substantially all of the assets of a corporation must be approved by two-thirds of the voting rights represented at the respective general meeting of shareholders as well as the majority of the par value of shares represented at such general meeting of shareholders. A shareholder of a Swiss corporation participating in a statutory merger or demerger pursuant to the Swiss Merger Act (Loi sur la fusion) can file a lawsuit against the surviving company. If the consideration is deemed “inadequate,” such shareholder may, in addition to the consideration (be it in shares or in cash) receive an additional amount to ensure that such shareholder receives the fair value of the shares held by such shareholder. Swiss law also provides that if the merger agreement provides only for a compensation payment, at least 90% of all members in the transferring legal entity who are entitled to vote shall approve the merger agreement.
Shareholders’ suits

Class actions and derivative actions generally are available to shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.
Class actions and derivative actions as such are not available under Swiss law. Nevertheless, certain actions may have a similar effect. A shareholder is entitled to bring suit against directors, officers or liquidators for breach of their duties and claim the payment of the company’s losses or damages to the corporation and, in some cases, to the individual shareholder. Likewise, an appraisal lawsuit won by a shareholder may indirectly compensate all shareholders. In addition, to the extent that U.S. laws and regulations provide a basis for liability and U.S. courts have jurisdiction, a class action may be available.
Under Swiss law, the winning party is generally entitled to recover a limited amount of attorneys’ fees incurred in connection with such action. The court has discretion to permit the shareholder who lost the lawsuit to recover attorneys’ fees incurred to the extent that he or she acted in good faith.

Shareholder vote on board and management compensation
Under the Delaware General Corporation Law, the board of directors has the authority to fix the compensation of directors, unless otherwise restricted by the certificate of incorporation or bylaws.	Pursuant to Swiss law, the general meeting of shareholders has the non-transferable right, amongst others, to vote separately and bindingly on the aggregate amount of compensation of the members of the board of directors, of the executive management and of the advisory boards. If variable compensation is approved for a future period rather than for a past period, the compensation report is subject to a non-binding vote of the general meeting of shareholders.
Annual vote on board renewal
Unless directors are elected by written consent in lieu of an annual meeting, directors are elected in an annual meeting of shareholders on a date and at a time designated by or in the manner provided in the bylaws. Re-election is possible.	Unless directors are elected by written consent in lieu of an annual meeting, directors are elected in an annual meeting of shareholders on a date and at a time designated by or in the manner provided in the bylaws. Re-election is possible.
Classified boards are permitted.
Indemnification of directors and executive officers and limitation of liability

The Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors and officers (but not other controlling persons) of the corporation for monetary damages for breach of a fiduciary duty as a director, except no provision in the certificate of incorporation may eliminate or limit liability of:
•a director or officer for any breach of the duty of loyalty to the corporation or its shareholders;
•a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•a director for statutory liability for unlawful payment of dividends or unlawful share purchase or redemption;
•a director or officer for any transaction from which the director or officer derived an improper personal benefit; or
•an officer in any action by or in right of the corporation.
A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred in connection with the proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Unless ordered by a court, any foregoing indemnification is subject to a determination that the director or officer has met the applicable standard of conduct:
•by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum;
•by a committee of directors designated by a majority vote of the eligible directors, even though less than a quorum;
•by independent legal counsel in a written opinion if there are no eligible directors, or if the eligible directors so direct; or
•by the shareholders.
Moreover, a Delaware corporation may not indemnify a director or officer in connection with any proceeding in which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.

Under Swiss corporate law, an indemnification by the corporation of a director or member of the executive committee in relation to potential personal liability is not effective to the extent the director or member of the executive management intentionally or negligently violated his or her corporate duties towards the corporation (certain views advocate that at least a grossly negligent violation is required to exclude the indemnification). Furthermore, the general meeting of shareholders may discharge (release) the directors and members of the executive management from liability for their conduct to the extent the respective facts are known to shareholders. Such discharge is effective only with respect to claims of the company and of those shareholders who approved the discharge or who have since acquired their shares in full knowledge of the discharge. Most violations of corporate law are regarded as violations of duties towards the corporation rather than towards the shareholders. In addition, indemnification of other controlling persons is not permitted under Swiss corporate law, including shareholders of the corporation.
The articles of incorporation of a Swiss corporation may also set forth that the corporation shall indemnify and hold harmless, to the extent permitted by the law, the directors and executive managers out of assets of the corporation against threatened, pending or completed actions.
Also, a corporation may enter into and pay for directors’ and officers’ liability insurance, which may cover negligent acts as well.

Directors’ fiduciary duties

A director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components:
•the duty of care; and
•the duty of loyalty.
The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.
The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties.

The board of directors of a Swiss corporation manages the business of the corporation, unless responsibility for such management has been duly delegated to the executive management based on organizational rules. However, there are several non-transferable duties of the board of directors:
•the overall management of the corporation and the issuing of all necessary directives;
•determination of the corporation’s organization;
•the organization of the accounting, financial control and financial planning systems as required for management of the corporation;
•the appointment and dismissal of persons entrusted with managing and representing the corporation;
•the overall supervision of the persons entrusted with managing the corporation, in particular with regard to compliance with the law, articles of incorporation, operational regulations and directives;
•the compilation of the annual report, the compensation report, the report on non-financial matters and any other reports required by law, the preparation for the general meeting of the shareholders and implementation of its resolutions; and
•the filing of an application for a debt restructuring moratorium and notification of the court in the event that the company is over-indebted.
The members of the board of directors must perform their duties with all due diligence and safeguard the interests of the corporation in good faith. They must afford the shareholders equal treatment in equal circumstances.
The duty of care requires that a director act in good faith, with the care that an ordinarily prudent director would exercise under like circumstances.
The members of the board of directors and the executive management are required to immediately and fully inform the board of directors about conflicts of interests concerning them. The board of directors is furthermore required to take measures in order to protect the interests of the company.
The duty of loyalty requires that a director safeguard the interests of the corporation and requires that directors act in the interest of the corporation and, if necessary, put aside their own interests. If there is a risk of a conflict of interest, the board of directors must take appropriate measures to ensure that the interests of the company are duly taken into account.
The burden of proof for a violation of these duties is with the corporation or with the shareholder bringing a suit against the director.
The Swiss Federal Supreme Court has established a doctrine that restricts its review of a business decision if the decision has been taken following proper preparation, on an informed basis and without conflicts of interest.

Shareholder action by written consent
A Delaware corporation may, in its certificate of incorporation, eliminate the right of shareholders to act by written consent.	Shareholders of a Swiss corporation may exercise their voting rights in a general meeting of shareholders. Shareholders can only act by written consents if no shareholder requests a general meeting of shareholders. The articles of incorporation must allow for (independent) proxies to be present at a general meeting of shareholders. The instruction of such (independent) proxies may occur in writing or electronically.
Shareholder proposals
A shareholder of a Delaware corporation has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
At any general meeting of shareholders, any shareholder may put proposals to the meeting if the proposal is part of an agenda item. No resolution may be taken on proposals relating to the agenda items that were not duly notified.
Unless the articles of incorporation provide for a lower threshold or for additional shareholders’ rights:
•shareholders together representing at least 5% of the share capital or voting rights may demand that a general meeting of shareholders be called for specific agenda items and specific proposals; and
•shareholders together representing shares with a par value of at least 0.5% of the share capital or the voting rights may demand that an agenda item including a specific proposal, or a proposal with respect to an existing agenda item, be put on the agenda for a scheduled general meeting of shareholders, provided such request is made with appropriate lead time.
Any shareholder can propose candidates for election as directors or make other proposals within the scope of an agenda item without prior written notice.
Any shareholder can propose candidates for election as directors or make other proposals within the scope of an agenda item without prior written notice.

Cumulative voting
Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation provides for it.	Cumulative voting is not permitted under Swiss corporate law. Pursuant to Swiss law, shareholders can vote for each proposed candidate, but they are not allowed to cumulate their votes for single candidates. An annual individual election of (i) all members of the board of directors, (ii) the chairperson of the board of directors, (iii) the members of the compensation committee, (iv) the election of the independent proxy for a term of office of one year (i.e., until the following ordinary general meeting of shareholders), as well as the vote on the aggregate amount of compensation of the members of the board of directors, of the executive committee and of the members of any advisory board, is mandatory for listed companies. Re-election is permitted.

Removal of directors
A director of a Delaware corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.	A Swiss corporation may remove, with or without cause, any director at any time with a resolution passed by a majority of the shares represented at a general meeting of shareholders. The articles of incorporation may require the approval by a supermajority of the shares represented at a meeting for the removal of a director.
Transactions with interested shareholders
The Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15.0% or more of the corporation’s outstanding voting shares within the past three years.	No such rule applies to a Swiss corporation.
Dissolution; winding up
Unless the board of directors of a Delaware corporation approves the proposal to dissolve, dissolution must be approved by shareholders holding 100.0% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.	A dissolution of a Swiss corporation requires the approval by two-thirds of the voting rights represented at the respective general meeting of shareholders as well as the majority of the par value of shares represented at such general meeting of shareholders. The articles of incorporation may increase the voting thresholds required for such a resolution.
Variation of rights of shares
A Delaware corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.
The general meeting of shareholders of a Swiss corporation may resolve that preference shares be issued or that existing shares be converted into preference shares with a resolution passed by a majority of the shares represented at the general meeting of shareholders. Where a company has issued preference shares, further preference shares conferring preferential rights over the existing preference shares may be issued only with the consent of both a special meeting of the adversely affected holders of the existing preference shares and of a general meeting of all shareholders, unless otherwise provided in the articles of incorporation.
Shares with preferential voting rights are not regarded as preference shares for these purposes.

Amendment of governing documents

A Delaware corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.
The articles of incorporation of a Swiss corporation may be amended with a resolution passed by a majority of the shares represented at a general meeting of shareholders, unless otherwise provided in the articles of incorporation.
There are a number of resolutions, such as an amendment of the stated purpose of the corporation, the introduction of a capital range and conditional capital and the introduction of shares with preferential voting rights that require the approval by two-thirds of the votes and a majority of the par value of the shares represented at such general meeting of shareholders. The articles of incorporation may increase these voting thresholds.

Inspection of books and records
Shareholders of a Delaware corporation, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.
Shareholders of a Swiss corporation holding in the aggregate at least 5% of the nominal share capital or voting rights have the right to inspect books and records, subject to the safeguarding of the company’s business secrets and other interests warranting protection. A shareholder is only entitled to receive information to the extent required to exercise his or her rights as a shareholder. The board of directors has to decide on an inspection request within four months after receipt of such request. Denial of the request will need to be justified in writing. If the board of directors denies an inspection request, shareholders may request the order of an inspection by the court within 30 days.
A shareholder’s right to inspect the share register is limited to the right to inspect his or her own entry in the share register.

Payment of dividends
The board of directors may approve a dividend without shareholder approval. Subject to any restrictions contained in its certificate of incorporation, the board may declare and pay dividends upon the shares of its capital stock either:
•out of its surplus, or
•in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.
Shareholder approval is required to authorize capital stock in excess of that provided in the charter. Directors may issue authorized shares without shareholder approval.

Dividend (including interim dividend) payments are subject to the approval of the general meeting of shareholders. The board of directors may propose to shareholders that a dividend shall be paid but cannot itself authorize the distribution.
Payments out of a corporation’s share capital (in other words, the aggregate par value of the corporation’s shares) in the form of dividends are not allowed and may be made only by way of a share capital reduction. Dividends may be paid only from the profits of the previous or current business year or brought forward from previous business years or if the corporation has distributable reserves, each as evidenced by the corporation’s audited stand-alone statutory balance sheet prepared pursuant to Swiss law and after allocations to reserves required by Swiss law and the articles of incorporation have been deducted.

Creation and issuance of new shares
All creation of shares require the board of directors to adopt a resolution or resolutions, pursuant to authority expressly vested in the board of directors by the provisions of the company’s certificate of incorporation.	All creation of shares require a shareholders’ resolution. The creation of a capital range or conditional share capital requires at least two-thirds of the voting rights represented at the general meeting of shareholders and a majority of the par value of shares represented at such meeting. The board of directors may issue or cancel shares out of the capital range during a period of up to five years by a maximum amount of 50% of the current share capital. Shares are created and issued out of conditional share capital through the exercise of options or of conversion rights that the board of directors may grant to shareholders, creditors of bonds or similar debt instruments, employees, contractors or consultants, directors of the company or another group company or third parties.

Limitation of Liability and Indemnification
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
AMERICAN DEPOSITARY SHARES
Depositary
We have appointed Citibank, N.A., or Citibank, as the depositary for the ADSs pursuant to a deposit agreement. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013.
A copy of the deposit agreement is filed as an exhibit to the annual report on Form 20-F of which this exhibit forms a part. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-255447 when retrieving such copy.
We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.
Each ADS represents the right to receive and to exercise the beneficial ownership interests in one common share that is on deposit with the depositary and/or the custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-common share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, by the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and by the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.
If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. Swiss law, which may be different from the laws in the United States, governs shareholder rights and our obligations to the holders of common shares. However, as an ADS holder, you will not be treated as one of our shareholders and you will not have shareholder rights.
In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, nor the custodian, nor us nor any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations. For the requirement to disclose major shareholdings with SIX Swiss Exchange see “--Notification and Disclosure of Substantial Share Interests.”
The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations under the deposit agreement, and the manner in which, and extent to which, the depositary’s services are made available to you. As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the common shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the common shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.
As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary, commonly referred to as the direct registration system, or DRS. The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.
The registration of the common shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable common shares, with the beneficial ownership rights and interests in such common shares being at all times vested with the beneficial owners of the ADSs representing the common shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.
Dividends and Distributions
As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date, after deduction the applicable fees, taxes and expenses.
Distributions of Cash
Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to Swiss laws and regulations. The depositary or a division, branch or affiliate of the depositary may act as a principal for any such conversion.
The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States and distributable to the ADS holders entitled thereto. If it is unlawful or impracticable to convert such foreign currency and distribute U.S. dollars to the holders, the depositary may, in its discretion, convert such foreign currency and make such distribution to such holders as may be lawful and practicable, distribute foreign currency to holders as may be lawful and practicable or hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.
The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.
Distributions of Shares
Whenever we make a free distribution of common shares for the securities on deposit with the custodian, we will deposit the applicable number of common shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the common shares deposited or modify the ADS-to- common share ratio, in which case each ADS you hold will represent rights and interests in the additional common shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.
The distribution of new ADSs or the modification of the ADS-to- common share ratio upon a distribution of common shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new common shares so distributed.
No such distribution of new ADSs will be made if it would violate any law (e.g, the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the common shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights
Whenever we intend to distribute rights to subscribe for additional common shares, we will give prior notice to the depositary and will indicate whether we wish the rights distribution to be made available to you. In such case, we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.
The depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new common shares other than in the form of ADSs.
The depositary will not distribute the rights to you if:
•we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or
•we fail to deliver satisfactory documents to the depositary; or
•it is not reasonably practicable to distribute the rights.
The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.
Elective Distributions
Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.
The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.
If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Switzerland would receive upon failing to make an election, as more fully described in the deposit agreement.
Other Distributions
Whenever we intend to distribute property other than cash, common shares or rights to subscribe for additional common shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.
If it is reasonably practicable to distribute such property to you and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.
The depositary will not distribute the property to you and will sell the property if:
•we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or
•we do not deliver satisfactory documents to the depositary; or
•the depositary determines that all or a portion of the distribution to you is not reasonably practicable.
The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.
Redemption
Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.
The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received in a currency other than U.S. dollars into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.
Changes Affecting Common Shares
The common shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such common shares or a recapitalization, reorganization, merger, consolidation or sale of assets.
If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the common shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the common shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.
Issuance of ADSs upon Deposit of Common Shares
The depositary may create ADSs on your behalf if you or your broker deposits common shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the common shares to the custodian. Your ability to deposit common shares and receive ADSs may be limited by U.S. and Swiss legal considerations applicable at the time of deposit.
The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the common shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of common shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:
•The common shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.
•All pre-emptive (and similar) rights, if any, with respect to such common shares have been validly waived or exercised.
•You are duly authorized to deposit the common shares.
•The common shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).
•The common shares presented for deposit have not been stripped of any rights or entitlements.
•The deposit of the common shares does not violate any applicable provisions of the laws of Switzerland.
If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.
Transfer, Combination and Split Up of ADRs
As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:
•ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;
•provide such proof of identity and genuineness of signatures as the depositary deems appropriate;
•provide any transfer stamps required by the State of New York or the United States; and
•pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.
To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.
We may restrict transfers of ADSs where such transfer may result in the total number of shares represented by the ADSs owned by a single holder or beneficial owner to exceed limits imposed by applicable law or the Articles. We may instruct the depositary to take actions with respect to the ownership interests of any holder or beneficial owner in excess of such limits including the imposing of restrictions on transfers of ADSs, the removal or limitation of voting rights, or mandatory sale or disposition of ADSs held by such holder of beneficial owner in excess of such limitations.
Withdrawal of Common Shares Upon Cancellation of ADSs
As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying common shares at the custodian’s offices. Your ability to withdraw the common shares held in respect of the ADSs may be limited by U.S. and Swiss legal considerations applicable at the time of withdrawal. In order to withdraw the common shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the common shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the common shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.
You will have the right to withdraw the securities represented by your ADSs at any time subject to:
•temporary delays that may arise because (i) the transfer books for the ADSs or common shares are closed, or (ii) common shares are immobilized on account of a shareholders’ meeting or a payment of dividends;
•obligations to pay fees, taxes and similar charges;
•restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit; or
•other circumstances specifically contemplated by Instruction I.A.(l) of the General Instructions to Form F-6 Registration Statement, as amended from time to time, under the Securities Act.
The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.
Voting Rights
As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the common shares represented by your ADSs. The voting rights of holders of common shares are described in the sections titled “Description of Share Capital and Articles of Association” and “Limitations Affecting Shareholders of a Swiss Company.”
At our timely request, the depositary will distribute to you any notice of general meetings of shareholders or other solicitations of consents received from us and arrange to deliver our voting materials to you, or provide notice with instructions on how to retrieve such materials. Those materials will describe the matters to be voted on and explain how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. For instructions to be valid, they must reach the depositary by a date set by the depositary.
The depositary will try, as far as practical, and subject to the laws of Switzerland and to the Articles, to vote or cause to be voted the common shares underlying the ADSs in accordance with instructions timely received from ADS holders. If the depositary does not timely receive voting instructions with respect to certain ADSs, it will not vote the common shares represented by such ADSs, except as otherwise contemplated in the deposit agreement. If the depositary timely receives voting instructions from a holder that fail to specify the manner in which the common shares are to be voted, the depositary will deem such holder (unless otherwise specified in the notice distributed to holders) to have instructed the depositary to take all steps necessary to enable the independent proxy holder, as elected by the shareholders of the Company, to vote the common shares underlying such ADS holder’s ADSs in accordance with the written proposals or recommendations of the Company’s board of directors. At our request, the depositary will represent all common shares underlying the ADSs for the purpose of establishing a quorum at a meeting of our shareholders.
Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Common shares for which no voting instructions have been timely received will not be voted except as provided above with respect to representing common shares to establish a quorum, and as otherwise contemplated in the deposit agreement. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions, for the manner in which any vote is cast or for the effect of any vote, provided that the depositary acted in good faith, without negligence and in accordance with the deposit agreement. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your common shares are not voted as you requested.
In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited shares, if we request the depositary to act, we will give the depositary notice of the applicable meeting or vote and details concerning the matters to be voted upon in a timely manner in advance of the meeting or vote, the depositary having no obligation to take any action with respect to any vote or meeting if it receives such request later than 30 days before the vote or meeting.
Fees and Charges
As an ADS holder, you will be required to pay the following service fees to the depositary under the terms of the deposit agreement:

Service	Fees
•Issuance of ADSs (e.g., an issuance of ADS upon a deposit of common shares, upon a change in the ADS(s)-to- common share(s) ratio, or for any other reason), excluding ADS issuances as a result of distributions of common shares)
Up to U.S. $0.05 per ADS issued
•Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to- common share(s) ratio, or for any other reason)	Up to U.S. $0.05 per ADS canceled
•Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. $0.05 per ADS held
•Distribution of ADSs pursuant to stock dividends, other free stock distributions or exercise of rights to purchase additional ADSs.	Up to U.S. $0.05 per ADS held
•Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S. $0.05 per ADS held
•ADS Services	Up to U.S. $0.05 per ADS held on the applicable record date(s) established by the depositary
•Registration of ADS Transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason).	Up to U.S. $0.05 per ADS transferred
•Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs into freely transferable ADSs, and vice versa).
Up to U.S. $0.05 per ADS converted
As an ADS holder you will also be responsible to pay certain fees, expenses, taxes and governmental charges such as:
•taxes (including applicable interest and penalties) and other governmental charges;
•such registration fees as may from time to time be in effect for the registration of common shares or other deposited securities on the share register and applicable to transfers of common shares or other deposited securities to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the deposit agreement to be at the expense of the person depositing common shares or withdrawing deposited property or of the holders and beneficial owners of ADSs;
•in connection with the conversion of foreign currency, the fees, expenses, spreads, taxes and other charges of the depositary and/or conversion service providers (which may be a division, branch or affiliate of the depositary). Such fees, expenses, spreads, taxes, and other charges shall be deducted from the foreign currency;
•any reasonable and customary out-of-pocket expenses incurred in such conversion and/or on behalf of the holders and beneficial owners in complying with currency exchange control or other governmental requirements; and •the fees, charges, costs and expenses incurred by the depositary, the custodian, or any nominee in connection with the ADR program.
ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time.
ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs.
In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.
In the event of refusal to pay the depositary fees or other charges, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees or other charges from any distribution to be made to the ADS holder.
The fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.
The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary may agree from time to time.
Amendments and Termination
We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.
You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the common shares represented by your ADSs (except as permitted by law).
We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.
After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).
In connection with any termination of the deposit agreement, the depositary may make available to owners of ADSs a means to withdraw the common shares represented by ADSs and to direct the deposit of such common shares into an unsponsored ADS program established by the depositary. The ability to receive unsponsored ADSs upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored ADSs and the payment of applicable depositary fees.
Books of Depositary
The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.
The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.
Limitations on Obligations and Liabilities
The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:
•We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.
•The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.
•The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in common shares, for the validity or worth of the common shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.
•We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.
•We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles or in any provisions of or governing the securities on deposit.
•We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting common shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.
•We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of common shares but is not, under the terms of the deposit agreement, made available to you.
•We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.
•We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.
•No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.
•Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary and you as ADS holder.
•Nothing in the deposit agreement precludes Citibank, N.A. (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank, N.A. to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.
Taxes
You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.
The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.
Foreign Currency Conversion
The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement.

You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:
•convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;
•distribute the foreign currency to holders for whom the distribution is lawful and practical; and •hold the foreign currency (without liability for interest) for the applicable holders.
Governing Law/Waiver of Jury Trial
The deposit agreement and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of common shares (including common shares represented by ADSs) are governed by the laws of Switzerland.
Except as otherwise provided in the deposit agreement, we and the depositary have agreed that any legal action arising out of the deposit agreement between us and the depositary may be instituted in a state or federal court in the City of New York, and we and the depositary have irrevocably submitted to the non-exclusive jurisdiction of such courts for such purpose.
AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING AGAINST US AND/OR THE DEPOSITARY. ARISING OUT OF OR RELATING TO THE DEPOSIT AGREEMENT, THE ADRs OR THE TRANSACTIONS CONTEMPLATED THEREIN.
Such waiver of your right to trial by jury may apply to any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.